Exhibit (b)(1)

EXECUTION VERSION

CONFIDENTIAL

BANK OF AMERICA, N.A.

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

One Bryant Park

New York, New York 10036

October 25, 2017

Utz Quality Foods, LLC

900 High Street

Hanover, Pennsylvania 17331

Attention:        Jay Thompson

                        Executive Vice President and Chief Financial Officer

Re:        Commitment Letter

Ladies and Gentlemen:

Utz Quality Foods, LLC (the “Borrower” or “you”) has advised Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “MLPFS”) that it intends to acquire (the “Acquisition”) all of the stock of Inventure Foods, Inc., a Delaware corporation (the “Target”) pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Acquisition Agreement”) by and among the Target, Merger Sub (as defined therein) and you. The Acquisition shall be effected through (i) the purchase of the common stock of the Target in the Offer (as defined in the Acquisition Agreement in effect on the date hereof) and (ii) immediately following the consummation of the Offer, the merger of Merger Sub with and into the Target (the “Merger”). After giving effect to the Acquisition, the Borrower will directly or indirectly own all of the equity interests in the Target. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Summary of Terms”; this commitment letter, the Summary of Terms and the Summary of Additional Conditions attached hereto as Exhibit B, collectively, the “Commitment Letter”).

You have also advised Bank of America and MLPFS that you intend to finance the Acquisition and costs and expenses related to the Transactions (as hereinafter defined) from the following sources: (a) additional term loans under the Existing Credit

Agreement (as hereinafter defined) having the terms set forth in the Summary of Terms, in an aggregate principal amount of up to $150.0 million (the “Additional Term Facility”) and (b) cash on hand or drawn under the Borrower’s revolving credit facility under the Existing Credit Agreement. The Acquisition, the entering into and funding of the Additional Term Facility, the Target Refinancing (as hereinafter defined), the payment of fees and expenses in connection therewith and all related transactions are hereinafter collectively referred to as the “Transactions.”

1.    In connection with the Transactions, Bank of America is pleased to advise you of its commitment to provide 100% of the aggregate principal amount of the Additional Term Facility, all upon and subject to the terms and conditions set forth in the Commitment Letter. MLPFS is pleased to advise you of its willingness to act, and you hereby appoint MLPFS to act, as the sole lead arranger and sole bookrunner (in such capacities, the “Lead Arranger” and together with Bank of America, the “Commitment Parties”) for the Additional Term Facility, to form a syndicate of Lenders with respect to the Additional Term Facility.

2.    The Lead Arranger reserves the right, prior to or after the Closing Date (as defined below), to syndicate all or a portion of Bank of America’s commitments hereunder to a group of financial institutions and institutional lenders selected by the Lead Arranger and reasonably acceptable to you (“Lenders”), it being understood that the Lead Arranger will not seek to obtain or obtain commitments from (a) such Persons that have been specified in writing to the Lead Arrangers by you prior to the date hereof, (b) competitors of you and your subsidiaries that have been specified in writing to the Lead Arranger from time to time and (c) any of their affiliates (other than in the case of clause (b), affiliates that are bona fide debt funds) that are (x) identified in writing from time to time to the Lead Arranger by you or (y) clearly identifiable on the basis of such affiliates’ name; provided that no such updates to the list shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of any loans or commitments (it being understood and agreed that such prohibitions with respect to Disqualified Lenders shall apply to any potential future assignments or participations to any such parties) (such persons or entities in clauses (a) through (c), collectively the “Disqualified Institutions”). It is understood and agreed that the syndication shall be conducted in a manner consistent with the Existing Credit Agreement.

3.    You agree that no book runners, agents, co-agents or other arrangers will be appointed and no other titles will be awarded in connection with the Additional Term Facility unless you and the Lead Arranger shall mutually agree, it being understood and agreed that you shall have the right, to appoint up to two additional arrangers, agents or co-agents or confer additional titles in respect of the Additional Term Facility in consultation with the Lead Arranger (but in any case not to exceed the economics payable to the Lead Arranger) (each such additional agent, co-agent or arranger, an “Other Arranger”) with such Other Arranger receiving economics to be mutually agreed between you and the Lead Arranger. In all marketing materials and any appropriate legal documentation for the Additional Term Facility, (i) MLPFS shall have the “lead left” placement and (ii) any Other Arrangers will be listed in an order determined by you.

4.    MLPFS intends to commence syndication of the Additional Term Facility promptly upon your acceptance of this Commitment Letter and the Fee Letters; provided that notwithstanding the Lead Arranger’s right to syndicate the Additional Term Facility and receive commitments with respect thereto (i) Bank of America shall not be relieved, released or novated from its obligations hereunder (including, subject to the satisfaction of the conditions set forth herein, its obligation to fund the Additional Term Facility on the Closing Date) in connection with any syndication, assignment or participation of the Additional Term Facility, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) except as set forth in paragraph 3 in respect of assignments to Other Arrangers, no assignment or novation by Bank of America shall become effective as between you and Bank of America with respect to all or any portion of such Bank of America’s commitments in respect of the Additional Term Facility until the initial funding of the Additional Term Facility and (iii) unless you otherwise agree in writing, Bank of America shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Additional Term Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until after the Closing Date has occurred. Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Commitment Parties’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Additional Term Facility and in no event shall the commencement or successful completion of syndication of the Additional Term Facility constitute a condition to the availability of the Additional Term Facility on the Closing Date. Until later of Successful Syndication (as defined in the Joint Fee Letter) and the 45th day after the Closing Date (such earlier date, the “Syndication Date”), you agree to actively assist the Lead Arranger in achieving a syndication of the Additional Term Facility that is reasonably satisfactory to the Lead Arranger and you. Such assistance shall include (a) your using commercially reasonable efforts to provide prior to the commencement of the syndication (i) customary pro forma financial statements of the Borrower and its subsidiaries after giving effect to the Transactions (but excluding the impacts of any purchase accounting adjustments) and (ii) customary forecasts of financial statements of the Borrower for five years following the Closing Date (such forecasts, collectively, the “Projections”); (b) your assistance in the preparation of a confidential information memorandum (the “Information Memorandum”) in form and substance customary for transactions of this type and other customary marketing materials to be used in connection with the syndication of the Additional Term Facility (collectively with the Summary of Terms and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”); (c) your using commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from your existing lending relationships and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, the existing banking relationships of the Target; (d) making your senior management and certain advisors available and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, using commercially reasonable efforts to make the senior management and certain advisors of the Target and its subsidiaries available from time to time at times mutually agreed upon to attend and make presentations regarding the business and prospects of the Borrower, the Target and their respective subsidiaries, as appropriate, at one or more meetings of prospective Lenders and (e) at any time prior to the Syndication Date, there being no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any of its subsidiaries (other than the bank financing arranged by MLPFS pursuant to that certain Engagement Letter dated as of the date hereof among you, MLPFS and Bank of America (the “MLPFS Engagement Letter”)) and your use of commercially reasonable efforts to ensure there is no competing offering, placement or arrangement of any debt securities or bank financing by the Target or any of its subsidiaries (other than any indebtedness of the Target or any of its subsidiaries permitted to be incurred pursuant to the Acquisition Agreement), in each case, without the consent of the Lead Arranger, if such offering, placement or arrangement would materially impair the primary syndication of the Additional Term Facility (it being understood and agreed that the Borrower, the Target and their respective subsidiaries’ deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money and equipment financings, in each case, will not be deemed to materially impair the primary syndication of the Additional Term Facility). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein (including the obtaining of the ratings referenced above and compliance with any of the provisions set forth in clauses (a) through (e) above) shall not constitute a condition to the commitments hereunder or the funding of the Additional Term Facility on the Closing Date.

It is understood and agreed that the Lead Arranger will, in consultation with you, manage and control all aspects of the syndication, including decisions as to the selection of prospective Lenders (other than Disqualified Institutions) reasonably acceptable to you and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders (subject to your consent not to be unreasonably withheld, conditioned or delayed). It is understood that no Lender participating in any Additional Term Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms. It is also understood and agreed that the allocation and distribution of the fees among the Lenders will be at the sole discretion of the Lead Arranger, except as otherwise set forth herein.

You hereby represent, warrant and covenant that (with respect to Information and the Projections and other information referred to in clause (b) below relating to Target and its subsidiaries, to your knowledge) (a) all written information, other than Projections, estimates, budgets, forecasts, forward-looking information and general industry or general economic information (the “Information”), which has been or is hereafter made available to the Lead Arranger or the Lenders by you or any of your subsidiaries or representatives (or on your or their behalf) in connection with any aspect of the Transactions is and will be, as of the date furnished, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements contained therein are made (after giving effect to all supplements and updates thereto), and (b) the Projections and all other financial projections, forecasts and other forward looking information concerning the Borrower, the Target, and their respective subsidiaries that have been or are hereafter made available to the Lead Arranger or the Lenders by you or any of your subsidiaries or representatives (or on your or their behalf), when taken as a whole, have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made, it being understood that such Projections are not to be viewed as facts and are not a guarantee of financial performance, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results may vary materially from the Projections. You agree that if at any time prior to the later of the date the Additional Term Facility is funded (which date shall be the date of consummation of the Offer and the Merger, such date the “Closing Date”) and the Syndication Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made at such time, then you will (or, prior to the Closing Date, with respect to the Information and such Projections relating to Target and its subsidiaries, will use commercially reasonable efforts to) promptly supplement, or cause to be supplemented, the Information and Projections so that (with respect to Information relating to Target and its subsidiaries, to your knowledge) such representations, when taken as a whole, will be correct in all material respects at such time. In arranging and syndicating the Additional Term Facility, the Lead Arranger is and will be using and relying on the Information and the Projections without independent verification thereof.

You acknowledge that (a) the Lead Arranger on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system and (b) certain prospective Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Target, their respective affiliates or any of the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities) (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”). If reasonably requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI with respect to the Borrower, the Target, their respective affiliates or any of the respective securities of any of the foregoing (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our reasonable request, you shall use commercially reasonable efforts to identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”. We shall be entitled to treat all information that is not specifically identified as “PUBLIC” (including the Projections)

as being suitable only for posting to Private Lenders. By making such materials “PUBLIC” you shall be deemed to have authorized the Lead Arranger and the potential new lenders to treat such materials as not containing MNPI (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”).

You agree that the Lead Arranger may distribute the following documents to all prospective Lenders on your behalf, unless you advise the Lead Arranger in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Additional Term Facility and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of the Credit Documentation. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arranger will not distribute such materials to Public Lenders without your consent. The Borrower and MLPFS shall have the right to approve every form of written communication, including the Information Memorandum, from the Borrower or any parties acting on its behalf (including MLPFS) to any Lender or potential Lender in connection with the offer and sale of the commitments under the Additional Term Facility.

5.    You acknowledge that the Lead Arranger or any of its affiliates (including Bank of America) may be providing financing or other services to parties whose interests may conflict with yours. Each Commitment Party agrees that it will not furnish confidential information obtained from you to any of its other customers and that it will maintain the confidentiality of confidential information relating to you and your affiliates with the same degree of care as it treats its own confidential information. Each Commitment Party further advises you that it will not make available to you confidential information that it has obtained or may obtain from any other customer. In connection with the Transactions, you agree that each Commitment Party shall be permitted to access, use and share (subject to the confidential provisions hereof) with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of such Commitment Party or its affiliates or agents.

6.    As consideration for the commitment of Bank of America hereunder and for the agreement of the Lead Arranger to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Summary of Terms and in the Fee Letters, if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letters. Subject to occurrence of the Closing Date, you further agree to reimburse the Commitment Parties and their affiliates for all reasonable and documented or invoiced out-of-pocket costs and expenses from time to time within thirty days of demand (including legal fees, disbursements, expenses and other charges of one counsel for the Commitment Parties and, if needed, one local counsel in each relevant jurisdiction and due diligence expenses) incurred by the Commitment Parties in connection with the Transactions (including but not limited to the syndication of the Additional Term Facility and the preparation of the

Credit Documentation). You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

MLPFS reserves the right to allocate, in whole or in part, to any of its affiliates any of the fees payable to MLPFS pursuant to this Commitment Letter or the Fee Letters in such manner as MLPFS determines in its sole discretion.

7.    The commitments of Bank of America to fund the Additional Term Facility on the Closing Date and the agreements of the Lead Arranger to perform the services described herein are subject solely to the conditions set forth in the section entitled “Conditions to Borrowing on Closing Date” in Exhibit A hereto and the conditions set forth in Exhibit B hereto, and upon satisfaction (or waiver by all Commitment Parties) of such conditions, the initial funding of the Additional Term Facility shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letters or the Credit Documentation.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letters, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations the accuracy of which shall be a condition to the availability and funding of the Additional Term Facility on the Closing Date shall be (A) such of the representations made by the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement or otherwise decline to consummate the Acquisition or Offer as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”), and (B) the Specified Representations (as defined below) and (ii) the terms of the Credit Documentation shall be in a form such that they do not impair the availability or funding of the Additional Term Facility on the Closing Date if the conditions set forth in the section entitled “Conditions to Borrowing on Closing Date” in Exhibit A hereto and the conditions set forth in Exhibit B hereto, as applicable are satisfied (it being understood that to the extent any security interest in any Collateral (as defined in the Existing Credit Agreement) is not or cannot be provided and/or perfected on the Closing Date (other than (x) the pledge and perfection of the security interest in the certificated equity interests of the Target and its subsidiaries to the extent required pursuant to the Existing Credit Agreement and to the extent received from the Target or the Target’s existing financing sources after your use of commercially reasonable efforts to obtain such certificates and (y) other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Additional Term Facility on the Closing Date but instead shall be required to be delivered after the Closing Date within 90 days after the Closing Date or such longer period as may be agreed by the

Administrative Agent and the Borrower acting reasonably). For purposes hereof, “Specified Representations” means the representations and warranties of the Loan Parties set forth in the Existing Credit Agreement relating to organizational status of the Parents and the Borrower; power and authority, due authorization, execution and delivery and enforceability, in each case with respect solely to the Credit Documentation, no conflicts with or consent under charter documents, in each case, related to the entering into and the performance of the Credit Documentation and the incurrence of the extensions of credit thereunder; solvency as of the Closing Date (after giving effect to the Transactions and with solvency being determined in a manner consistent with the solvency certificate attached as Annex B-I to Exhibit B hereto) of Borrower and its subsidiaries on a consolidated basis; Federal Reserve margin regulations; the use of loan proceeds not violating OFAC, FCPA and the Patriot Act; the Investment Company Act; and, subject to the parenthetical in the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral (as defined in the Existing Credit Agreement). This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

For the avoidance of doubt, compliance by you and/or your affiliates with the terms and conditions of this Commitment Letter (other than the conditions set forth in the section entitled “Conditions to Borrowing on Closing Date” in Exhibit A hereto) is not a condition to Bank of America’s commitments to fund the Additional Term Facility hereunder on the terms set forth herein.

8.    The Borrower acknowledges that Bank of America, N.A., an affiliate of MLPFS, currently is acting as a lender under that certain Amended and Restated Credit Agreement, dated as of January 20, 2017 (as amended, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), and the Borrower’s and its affiliates’ rights and obligations under any other agreement with MLPFS or any of its affiliates (including the Existing Credit Agreement) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by MLPFS’ performance or lack of performance of services hereunder. The Borrower further acknowledges that MLPFS or its affiliates may currently or in the future participate in other debt or equity transactions on behalf of or render financial advisory services to the Borrower or other companies that may be involved in a competing transaction. The Borrower hereby agrees that MLPFS may render its services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and the Borrower hereby waives any conflict of interest claims relating to the relationship between MLPFS and the Borrower and its affiliates in connection with the transactions contemplated hereby, on the one hand, and the exercise by MLPFS or any of its affiliates of any of their rights and duties under any credit or other agreement (including the Existing Credit Agreement), on the other hand. The terms of this paragraph shall survive the expiration or termination of this Commitment Letter for any reason whatsoever.

9.    You agree to indemnify and hold harmless the Commitment Parties and each of their affiliates and their respective officers, directors, employees, agents, advisors,

controlling persons and other representatives and successors (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party within thirty (30) days after demand therefor as the same are incurred) any and all claims, damages, losses, liabilities and reasonable and documented or invoiced out-of-pocket expenses (including, without limitation, the reasonable fees, disbursements and other charges of one counsel for all Indemnified Parties and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transactions or (b) the Additional Term Facility, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense (i) is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of such Indemnified Party’s controlled affiliates or controlling persons or their respective officers, directors, employees and agents, in each case who are involved in or aware of the Transactions (each, a “Related Indemnified Party”) and, (ii) is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from a material breach of this Commitment Letter or the Credit Documentation by an Indemnified Party or a Related Indemnified Party or (iii) arises from any dispute (to the extent such dispute does not arise from any act or omission of the Borrower or any of its affiliates) that is brought by an Indemnified Party against any other Indemnified Party (other than claims against the Administrative Agent or the Lead Arranger in its capacity in fulfilling its role as an administrative agent or arranger under the Additional Term Facility). In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transactions is consummated. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Party or any Related Indemnified Party, as determined by a final, non-appealable judgment of a court of competent jurisdiction and (ii) none of the Commitment Parties, you, any Indemnified Party or any affiliate of any of the foregoing, any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Transactions (including the Additional Term Facility and the use of proceeds thereunder), or with respect to any activities related to the Additional Term Facility, including the preparation of this Commitment Letter and the Credit Documentation; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent set forth in this paragraph.

If the foregoing indemnification is for any reason unavailable or insufficient to hold any Indemnified Party harmless other than by virtue of the exceptions set forth in clauses (i), (ii) and (iii) of the prior paragraph, the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim or damage in such proportion as is appropriate to reflect the relative benefits received by the Borrower on the one hand and each Indemnified Party on the other arising out of the matters contemplated by this Commitment Letter.

You shall not be liable for any settlement of any claim, litigation, investigation or proceeding effected without your prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your prior written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such claim, litigation, investigation or proceeding, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses and related expenses by reason of such settlement or judgment in accordance with the other provisions of this paragraph 9. If the indemnifying party has reimbursed any Indemnified Party for any legal or other expenses in accordance with such request and there is a final and non-appealable judicial determination by a court of competent jurisdiction that the Indemnified Party was not entitled to indemnification or contribution rights with respect to such payment pursuant to this paragraph 9, then the Indemnified Party shall promptly refund such amount.

10.    In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the arrangement of the Additional Term Facility and any related arranging or other services described in this letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Lead Arranger, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Commitment Letter; (ii) in connection with the process leading to such transaction, each Commitment Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party; (iii) no Commitment Party has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether such Commitment Party has advised or is currently advising you or your affiliates on other matters) and no Commitment Party has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter; (iv) each Commitment Party and its affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and no Commitment Party has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any Commitment Party with respect to any breach or alleged breach of agency or fiduciary duty arising out of this Commitment Letter and the transactions contemplated hereby.

11.    This Commitment Letter, the fee letter among you and the Commitment Parties of even date herewith (the “Joint Fee Letter”) and the fee letter among, you, Bank of America and MLPFS of even date herewith (the “MLPFS Fee Letter” and together with the Joint Fee Letter, the “Fee Letters”) and the contents hereof and thereof are confidential and may not be disclosed to any person or entity without prior written approval of the Commitment Parties (such approval not to be unreasonably withheld or delayed), except (a) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, (b) to the officers, agents, legal counsel and advisors of the Borrower, its subsidiaries and parent companies and (c) after your acceptance of this Commitment Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letters or the contents thereof) and the contents hereof to the Target (including any shareholder representatives), its subsidiaries and its officers, directors, agents, employees, attorneys, accountants, advisors, or controlling persons or equity holders, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (but not the Fee Letters or the contents thereof) in any syndication or other marketing materials in connection with the Additional Term Facility or in connection with any public filing relating to the Transaction, (iii) you may disclose the aggregate fee amount contained in the Fee Letters as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Additional Term Facility or in any public filing relating to the Transaction, (iv) to the extent portions thereof have been redacted in a customary manner (including the portions thereof addressing fees payable to the Commitments Parties and/or the Lenders and economic flex terms), you may disclose the Fee Letters and the contents thereof to the Target (including any shareholder representative), its subsidiaries and its officers, directors, agents, employees, attorneys, accountants, advisors, or controlling persons or equity holders, on a confidential and need-to-know basis and (v) after the date this Commitment Letter is executed by you, the Summary of Terms, including the existence and contents thereof, and the Joint Fee Letter, may be disclosed in consultation with the Lead Arrangers to any Other Arranger to the extent in contemplation of appointing such person pursuant to the provisions of the proviso set forth in paragraph 3 of this Commitment Letter, and, in each case, their respective directors (or equivalent managers), officers, employees, affiliates, independent auditors, or other experts and advisors on a confidential basis.

12.    This Commitment Letter contains the entire understanding of the parties relating to the matters contemplated hereby, superseding all prior agreements or understandings with respect thereto. This Commitment Letter may be executed in counterparts, which, taken together, shall be an original, but all of which taken together shall constitute the same instrument. Delivery of an executed counterpart of this Commitment Letter by facsimile or other electronic transmission shall constitute an original for purposes hereof.

13.    THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT (A) THE INTERPRETATION OF THE DEFINITION OF “COMPANY MATERIAL ADVERSE EFFECT” AND “MINIMUM CONDITION” (EACH AS DEFINED IN THE ACQUISITION AGREEMENT) (AND WHETHER OR NOT A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED UNDER THE ACQUISITION AGREEMENT), (B) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU AND ANY OF YOUR AFFILIATES HAVE THE RIGHT TO TERMINATE YOUR AND ITS OBLIGATIONS THEREUNDER OR OTHERWISE DECLINE TO CONSUMMATE THE ACQUISITION OR OFFER AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION AND OFFER HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT, SHALL, IN EACH CASE, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right to a trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the Fee Letters and the Transactions or the actions of any Commitment Party in the negotiation, performance or enforcement hereof. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter (including the Summary of Terms), the Fee Letters, the Transactions and the other transactions contemplated hereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of the parties hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. This Commitment Letter is not assignable by you without our prior written consent, and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties. MLPFS may, without notice to the Borrower, assign its rights and obligations under this Commitment Letter and the Fee Letters to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Commitment Letter.

14.    The Commitment Parties will use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions and shall treat confidentially all such information; provided that nothing herein shall prevent the Commitment Parties from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates, (c) to the extent that such information becomes publicly available other than as a result of disclosure by the Commitment Parties in violation of this paragraph 14 hereof, (d) to the extent that such information is received by such Commitment Party from a third party that is not, to the knowledge of such Commitment Party, subject to contractual or fiduciary confidentiality obligations owing to you, (e) to the extent that such information is independently developed by such Commitment Party or any of its affiliates, without the use of confidential information and without violation of this Commitment Letter, (f) to such Commitment Party’s affiliates and to its and its affiliates’ respective employees, legal counsel, independent auditors, advisors and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and instructed to keep such information confidential, (g) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any such information on a customary basis), or (h) to potential or prospective new Lenders, participants or assignees and to any direct or indirect contractual counterparty or potential counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or any of their respective obligations, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as is otherwise reasonably acceptable to you and the Commitment Parties, including, without limitation, as agreed in any Information Materials or other marketing materials, or as set forth on the standard splash page of Syndtrak) in accordance with the standard syndication processes of the Lead Arranger or customary market standards for dissemination of such type of information. The Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions contained in the Credit Documentation upon execution thereof. The provisions of this paragraph shall terminate on the earlier of the (i) effectiveness of the Additional Term Facility and (ii) second anniversary of the date hereof.

15.    The provisions of paragraphs 5, 6, 9, 10, 11, 13 and 14 shall remain in full force and effect regardless of whether Credit Documentation shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of Bank of America or MLPFS hereunder.

16.    This Commitment Letter and all commitments and undertakings of Bank of America and MLPFS hereunder will expire at 5:00 p.m. (New York City time) on October 27, 2017 unless you execute this Commitment Letter and the Fee Letters and return them to us prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letters (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of Bank of America and MLPFS hereunder will expire on the earliest of (a) February 28, 2018, unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition with or without the use of the Additional Term Facility, (c) after execution of the Acquisition Agreement and prior to the consummation of the Transactions, the termination of the Acquisition Agreement in accordance with its terms and (d) the funding of any bank financing under the MLPFS Engagement Letter.

If this Commitment Letter reflects our agreement, please indicate your acceptance by signing in the space below.

Sincerely,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Aashish Dhakad
	Name:	Aashish Dhakad
	Title:	Director

[Signature Page to Utz (Incremental) – Commitment Letter]

BANK OF AMERICA, N.A.

By:	/s/ Kevin Dobosz
	Name:	Kevin Dobosz
	Title:	Senior Vice President

[Signature Page to Utz (Incremental) – Commitment Letter]

Acknowledged and Agreed as of the date first above written:

UTZ QUALITY FOODS, LLC

By:	/s/ Jay Thompson
	Name:	Jay Thompson
	Title:	Chief Financial Offer

[Signature Page to Commitment Letter]

Utz Quality Foods, LLC

$150,000,000 Additional Term Loans

Summary of Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached.

Borrower:	Utz Quality Foods, LLC (the “Borrower”), being the borrower under the Existing Credit Agreement.

Administrative Agent and Collateral Agent:	Manufacturers and Traders Trust Company will continue to act as sole administrative agent (in such capacity, the “Administrative Agent”) under the Existing Credit Agreement for a syndicate of financial institutions arranged by the Lead Arranger (as defined below) excluding any Disqualified Institutions and including each Term Lender (as defined in the Existing Credit Agreement) (the “Existing Term Lenders”) that elects to participate in the Additional Term Loans (as defined below) and any Additional Lenders (as defined in the Existing Credit Agreement) (the “Additional Lenders”) (the Existing Term Lenders and the Additional Lenders, together the “Lenders”).

Lead Arranger:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with its designated affiliates, the “Lead Arranger”).

Additional Term Facility:	Additional Term Loans (as defined in the Existing Credit Agreement) incurred pursuant to Section 2.18 of the Existing Credit Agreement in an aggregate principal amount of $150.0 million (the “Additional Term Facility”).

Purpose:	The proceeds of borrowings under the Additional Term Facility will be used by the Borrower on the Closing Date to (i) pay the consideration in connection with the Acquisition, (ii) to pay the fees and expenses incurred in connection with the Transactions and (iii) to pay for the Target Refinancing.

Availability:	The Additional Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Additional Term Facility that are repaid or prepaid may not be reborrowed.

Interest Rates:	The interest rates under the Additional Term Facility shall be the same as the Existing Credit Agreement, as follows: the Base Rate or Adjusted LIBOR (each as defined in the Existing Credit Agreement) as applicable plus the applicable margin set forth in table below

Total Leverage Ratio (as defined in the Existing Credit Agreement)	Base Rate Applicable Margin	Adjusted LIBOR Applicable Margin
Greater than or equal to equal to 4.00 to 1.00	1.000%	2.500%
Less than 4.00 to 1.00 and greater than or equal to 3.50 to 1.00	0.750%	2.250%
Less than 3.50 to 1.00 and greater than or equal to 3.00 to 1.00	0.500%	2.000%
Less than 3.00 to 1.00 and greater than or equal to 2.50 to 1.00	0.250%	1.750%
Less than 2.50 to 1.00 and greater than or equal to 2.00 to 1.00	0.000%	1.500%
Less than 2.00 to 1.00	0.000%	1.250%

Default Rate:	Same as the Existing Credit Agreement.

Final Maturity and Amortization:

Same as the existing term loans under the Existing Credit Agreement (the “Existing Term Loans”), as follows:

a)     the Additional Term Loans shall mature on January 20, 2022 (or such earlier date as Existing Term Loans are due and payable under the Existing Credit Agreement) (the “Maturity Date”); and

(b)     the principal of the Additional Term Loans shall be due and payable in installments in accordance with the schedule set forth in Section 2.4.2 of the Existing Credit Agreement with all unpaid principal of the Additional Term Loans (if any) due and payable on the Maturity Date.

Guarantees:	Same as the Existing Credit Agreement.

Security:	Same as the Existing Credit Agreement.

Mandatory Prepayments:	With respect to the Additional Term Loans, the mandatory prepayment provisions shall be the same as the mandatory prepayment provisions applicable to Existing Term Loans and shall share ratably with the Existing Term Loans.

Voluntary Prepayments:	With respect to the Additional Term Loans, the voluntary prepayment provisions of the Additional Term Facility Documentation shall be the same as the voluntary prepayment provisions applicable to Existing Term Loans.

Credit Documentation:	The Additional Term Facility will be documented under an incremental joinder agreement pursuant to Section 2.18.6 of the Existing Credit Agreement and, to the extent that any amendments to the Existing Credit Agreement or any other Loan Document is necessary, such amendments to the Existing Credit Agreement and other Loan Documents, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower to effect the purposes of the Transaction (the “Credit Documentation”).

Representations and Warranties:	Same as the Existing Credit Agreement.

Conditions to Borrowing on Closing Date:	Subject in all respects to the Certain Funds Provisions, the availability and funding of the Additional Term Facility on the Closing Date will be subject solely to (x) the conditions set forth in Exhibit B to the Commitment Letter, (y) the delivery of an Increase Notice (as defined in the Existing Credit Agreement) pursuant to Section 2.18 of the Existing Credit Agreement, which such Increase Notice shall include a certification by a responsible officer of the Borrower that as of the date of delivery of such Increase Notice, no Default or Event of Default (each as defined in the Existing Credit Agreement) shall have then occurred and be continuing and (z) the delivery of a customary borrowing notice signed by a responsible officer of the Borrower.

Affirmative Covenants:	Same as the Existing Credit Agreement.

Negative Covenants:	Same as the Existing Credit Agreement.

Financial Maintenance Covenant:	Same as the Existing Credit Agreement.

Unrestricted Subsidiaries:	Same as the Existing Credit Agreement.

Events of Default:	Same as the Existing Credit Agreement.

Voting:	Same as the Existing Credit Agreement.

Cost and Yield Protection:	Same as the Existing Credit Agreement.

Assignments and Participations:	Same as the Existing Credit Agreement.

Expenses and Indemnification:	Same as the Existing Credit Agreement.

Governing Law and Forum:	New York.

Counsel to the Lead Arranger:	Davis Polk & Wardwell LLP.

EXHIBIT B

Utz Quality Foods, LLC

$150,000,000 Additional Term Loans

Summary of Additional Conditions1

The availability and initial funding on the Closing Date of the Additional Term Facility shall be subject to the satisfaction or waiver by the Commitment Parties of the following conditions precedent in addition to those set forth in the section entitled “Conditions to Borrowing on Closing Date” in Exhibit A of the Commitment Letter:

1.    Acquisition. The Acquisition (including the Merger) shall have been or, substantially concurrently with the initial borrowing of Additional Term Loans shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments or express waivers or consents by you thereto that are materially adverse to the Lenders in their capacities as such without the consent of the Lead Arranger (not to be unreasonably withheld, conditioned or delayed). For the purposes of the foregoing condition, it is hereby understood and agreed that (a) any change to the definition of Company Material Adverse Effect (as defined in the Acquisition Agreement) shall be deemed materially adverse to the Lenders, (b) any reduction in the price per share of the common stock of the Target (except as contemplated by the Acquisition Agreement) is not materially adverse to the interests of the Lenders but shall be applied to reduce the Additional Term Loans on a dollar for dollar basis and (c) any increase in the price per share of the common stock of the Target shall be deemed materially adverse unless funded with (i) equity or (ii) solely in an amount of up to $20,000,000, with cash on hand or drawn under the Borrower’s revolving credit facility under the Existing Credit Agreement. The Specified Acquisition Agreement Representations shall be true and correct to the extent provided in the “Certain Funds Provisions” and the Specified Representations shall be true and correct in all material respects.

2.    Fees. All fees required to be paid on the Closing Date pursuant to the Fee Letters and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial borrowing of Additional Term Loans, have been, or will be substantially simultaneously, paid (which amounts may, at your option, be offset against the proceeds of the Additional Term Loans).

3.    Patriot Act. The Administrative Agent, Lead Arranger and the Lenders shall have received at least three Business Days prior to the Closing Date, all documentation and other information about each Loan Party (as defined in the Existing Credit Agreement and including for the avoidance of doubt, the Target and the subsidiaries of the Target that are required to become Guarantors under the Loan Documents (collectively, the “Target Guarantors”)) as shall have been reasonably requested in writing by the Administrative Agent or the Lead Arranger at least ten business days prior to the Closing Date and as required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

[1]	Capitalized terms used in this Exhibit B shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached (the “Commitment Letter”) and the other Exhibits attached to the Commitment Letter.

4.    Closing Certificates. The Administrative Agent shall have received a customary certificate of each Loan Party dated the Closing Date delivered by a responsible officer thereof, (i) certifying and attaching copies of the relevant charters, bylaws and incumbency certificates (or similar documents) of each Loan Party (or certifying as to no change since the Closing Date (as defined in the Existing Credit Agreement)), (ii) certifying and attaching resolutions from each Loan Party authorizing (a) the execution, delivery and performance of the Credit Documentation to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder, (iii) certifying and attaching good standing certificates in each jurisdiction of formation/organization, in each case with respect to each Loan Party, (b) a customary certificate of the Borrower dated the Closing Date delivered by a responsible officer thereof certifying as to (i) the matters set forth in Section 2.18.6 of the Existing Credit Agreement and (ii) the last sentence of paragraph 1 of this Exhibit B and paragraph 8 of this Exhibit B..

5.    Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a certificate (substantially in the form of Annex B-I attached hereto) from the chief financial officer of the Borrower to the effect that after giving effect to the borrowing of the Additional Term Loans and the consummation of the Acquisition, the Borrower and its subsidiaries on a consolidated basis are solvent.

6.    Legal Opinion. The Administrative Agent shall have received the executed legal opinions, in customary form, of (i) Kirkland & Ellis LLP, special New York counsel to the Loan Parties and (ii) special local counsel to the Loan Parties to be agreed. The Borrower hereby instructs and agrees to instruct the other Loan Parties to have such counsel deliver such legal opinions.

7.    Existing Debt at Target. Substantially simultaneously with the receipt of proceeds of the Additional Term Facility on the Closing Date, the Target’s credit agreement, dated as of November 18, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among Inventure Foods, Inc., a Delaware corporation, as a borrower, the subsidiaries of the Inventure Foods, Inc. party thereto, the lenders party from time to time thereto and BSP Agency, LLC, a Delaware limited liability company, as administrative agent will be repaid and the commitments thereunder terminated and liens granted in connection therewith released (the transactions described in this paragraph 7, the “Target Refinancing”).

8.    No Company Material Adverse Effect. Since the date of the Acquisition Agreement, there shall not have occurred a Company Material Adverse Effect (as defined in the Acquisition Agreement).

9.    Credit Documentation. Subject in all respects to the Certain Funds Provisions, the Borrower, the Administrative Agent and any Additional Lender shall have executed and delivered the Credit Documentation, in each case consistent with the Commitment Letter.

10.    Guarantees and Collateral. Subject in all respects to the Certain Funds Provisions, (a) the Guarantees (which shall, in each case, be in accordance with the terms of the Commitment Letter and the Summary of Terms) by the Target Guarantors shall have been executed by the Target Guarantors and be in full force and effect or substantially simultaneously with the initial borrowing under the Additional Term Facility, shall be executed by the Target Guarantors and become in full force and effect, (b) all documents, instruments and actions required to be executed, delivered and/or taken to create and perfect the Administrative Agent’s security interests in the Collateral (as defined in the Existing Credit Agreement) shall have been executed, delivered and/or taken by the Target Guarantors and, if applicable, be in proper form for filing (or reasonably satisfactory arrangements shall have been mutually agreed upon for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the Transactions) and (c) a reaffirmation shall have been executed by the Loan Parties (other than the Target Guarantors).

11.    Note. The Borrower shall have delivered a Note (as defined in the Existing Credit Agreement) to any Lender requesting the same at least three business days prior to the Closing Date.

12.    Financial Statements. The Lead Arranger shall have received (a) audited consolidated balance sheets of the Target and its subsidiaries and related statements of income, cash flows and stockholders’ equity for the fiscal years ended December 31, 2015 and December 31, 2016 and each fiscal year ended at least 90 days prior to the Closing Date, and (b) unaudited consolidated balance sheets and related statements of income, cash flows and stockholders’ equity of the Target and its subsidiaries for each of the subsequent fiscal quarters after the date of the most recent financial statements delivered pursuant to clause (a) above and ended at least 45 days before the Closing Date; provided that the filing of the required financial statements on form 10-K and form 10-Q by the Target will satisfy the foregoing requirements with respect to the Target and its subsidiaries. The Lead Arranger acknowledges receipt of the financial statements referred to in clause (a) of this paragraph and the financial statements referred to in clause (b) for the quarter ended June 30, 2017 of this paragraph.

13.    Pro Forma Financials. The Lead Arranger shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or 90 days in case such four-fiscal quarter period is the end of the Target’s fiscal year), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

14.    Marketing Period. The Lead Arranger shall have been afforded a period (the “Marketing Period”) of 10 consecutive business days to syndicate the Additional Term Facility commencing on the latest of (a) the receipt of the information in paragraphs 12 and 13 above and (b) the receipt by the Lead Arranger of a notice from the Borrower electing to commence syndication with respect to the financing arranged by MLPFS pursuant to the Commitment Letter (which notice shall also provide that the Lead Arranger shall not be required to commence or continue syndication with respect to any financing contemplated by the MLPFS Engagement Letter); provided that (i) such business day period shall not be required to be consecutive to the extent it would include November 24, 2017 (which date shall be excluded for purposes of, but shall not reset, the 10 consecutive business day marketing period), (ii) such 10 consecutive business day period shall have ended prior to December 15, 2017 or will restart as of January 2, 2018 and (iii) in no event shall the Marketing Period be restarted or cease to continue if additional financial statements as required pursuant to paragraphs 12 and 13 are delivered after such Marketing Period has commenced.

Annex B-I

Form of Solvency Certificate

Date:

Reference is made to the Amended and Restated Credit Agreement, dated as of January 20, 2017 (the “Credit Agreement”), among, inter alia, Utz Quality Foods, LLC (the “Borrower”), the lending institutions from time to time parties thereto (the “Lenders”), and Manufacturers and Traders Trust Company, as Administrative Agent.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. This certificate is furnished pursuant to [●].

Solely in my capacity as a financial executive officer of the Borrower and not individually (and without personal liability), I hereby certify, that as of the date hereof, after giving effect to the consummation of the Transactions:

1.	The sum of the liabilities (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and its subsidiaries, on a consolidated basis.

2.	The fair value of the property of the Borrower and its subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis as such liabilities become absolute and mature.

3.	The capital of the Borrower and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business, taken as a whole, as contemplated on the date hereof.

4.	The Borrower and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability.

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

UTZ QUALITY FOODS, LLC

By:
Name:
Title:

[Solvency Certificate]